SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Ambac Financial Group, Inc.

(Name of Registrant as Specified In Its Charter)

Canyon Capital Advisors LLC

The Canyon Value Realization Master Fund, L.P.

Mitchell R. Julis

Joshua S. Friedman

Frederick Arnold

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DATED APRIL 25, 2016

AMBAC FINANCIAL GROUP, INC.

One State Street Plaza

New York, New York 10004

__________________________

PROXY STATEMENT

OF

CANYON CAPITAL ADVISORS LLC

_________________________

PLEASE SIGN, DATE, AND MAIL THE ENCLOSED GOLD PROXY CARD TODAY

This proxy statement and the enclosed GOLD proxy card are being furnished by Canyon Capital Advisors LLC (“Canyon Capital”) and certain of its affiliates (as identified on Annex I, and together with Canyon Capital, “Canyon”, “we”, “our”, or “us”), and Frederick Arnold (“Mr. Arnold”), in connection with the solicitation of proxies from the stockholders of Ambac Financial Group, Inc., a Delaware corporation (“Ambac” or the “Company”).

For the reasons discussed in this proxy statement, we do not believe that the current board of directors of the Company (the “Board”) has pursued avenues that would maximize the potential value of Ambac. We are especially troubled by the Board’s decisions to appoint Nader Tavakoli as permanent President and CEO of the Company and its insurance subsidiary, Ambac Assurance Corporation (“Ambac Assurance”), and to award Mr. Tavakoli what we believe to be an exorbitant compensation package notwithstanding the 42% decline in Ambac’s stock price during his interim leadership in 2015. On March 28, 2016, Ambac announced the appointment of two additional directors to the Board, including Ian Haft who is a Partner at Cornwall Capital Management LP (a stockholder of the Company). While we are pleased that a stockholder representative has been appointed to the Board, we believe that additional stockholder representation on the Board is necessary. We believe that Mr. Arnold, our director nominee, will work to return the maximum amount of capital available to stockholders as quickly as possible, consistent with his independent judgment and exercise of his fiduciary duties to the Company’s stockholders. Mr. Arnold possesses significant board-level experience across companies that have exposure to various types of structured products, which will augment the Board’s ability to drive the Company’s strategy and make critical decisions. Mr. Arnold is independent of Canyon and the Company, has a proven track record of success and will leverage his industry experience to further correct the Company’s course.

We are therefore seeking your support at the upcoming 2016 annual meeting of stockholders (the “Annual Meeting”), to be held on Wednesday, May 18, 2016 at 11:00 A.M. Eastern Time at Ambac Financial Group, Inc., One State Street Plaza, 16th Floor, New York, New York 10004, with respect to the following (each, a “Proposal”, and collectively, the “Proposals”):

Proposal		Our Recommendation

1.	To elect Canyon’s director nominee — Frederick Arnold — and the Company’s candidates for election at the Annual Meeting other than Jeffrey S. Stein, each to serve as director and hold office until the annual meeting of stockholders to be held in 2017 and until their successors are duly elected and qualified, or until their earlier death, resignation or removal.	FOR

2.	To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers.	AGAINST

3.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.	FOR

To transact any other business that properly comes before the Annual Meeting, including any postponement or adjournment thereof.

The Board is currently composed of eight directors, two of whom are not standing for reelection. There will be six directors elected at the Annual Meeting. If elected, Mr. Arnold would only constitute one of the six members of the Board. Therefore, we are “rounding out” our slate by permitting stockholders who vote on the enclosed GOLD proxy card to also have the opportunity to vote for the candidates who have been nominated by the Company other than Jeffrey S. Stein. Stockholders will therefore be able to vote for the total number of directors up for election at the Annual Meeting. The names, backgrounds and qualifications of the Company’s nominees, and other information about them, can be found in the Company’s proxy statement for the Annual Meeting (the “Company’s Proxy Statement”) filed with the Securities and Exchange Commission (the “SEC”). There is no assurance that any of the Company’s nominees will serve as directors if Mr. Arnold is elected.

The Company has set the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting (the “Record Date”) as March 29, 2016. Stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. As of the Record Date, there were 45,046,996 shares of common stock, par value $0.01 per share (“Common Stock”), issued and outstanding according to the Company’s Proxy Statement. As of the close of business on the Record Date, Canyon beneficially owned (i) 2,219,290 shares of Common Stock, (ii) $259,254,881 in aggregate amount outstanding of 5.1% surplus notes due June 7, 2020 issued by Ambac Assurance, and (iii) certain Company-insured residential mortgage backed securities, each as further described on Annex I. Specifically, the discussion on Annex I explains and expands upon Canyon’s debt interests in the Company and how such interests would not be impacted if Canyon is successful in its proxy solicitation.

Canyon believes Mr. Arnold possesses operating experience more relevant than that of Mr. Stein in successfully guiding companies through restructurings and in dealing with the types of structured products which Ambac is exposed to. Canyon believes that Mr. Arnold will improve the Board’s ability to develop and implement strategy and make critical decisions in the best interests of its stockholders by working with Ambac’s management and the Board on a plan to (i) deploy capital for liability management, such as commutations and buybacks, (ii) pursue operational improvements, (iii) maximize the value of existing balance sheet assets, and (iv) maximize capital return to stockholders.

We urge you to sign, date and return the GOLD proxy card “FOR” Mr. Arnold and for the Company’s candidates for election at the Annual Meeting other than Jeffrey S. Stein, “AGAINST” Proposal 2, and “FOR” Proposal 3.

This proxy statement and GOLD proxy card are first being mailed or provided to the Company’s stockholders on or about April 25, 2016.

This proxy solicitation is being made by Canyon and Mr. Arnold, and not on behalf of the Board or management of the Company or any other third party. We are not aware of any other matters to be brought before the Annual Meeting other than as described herein. Should other matters be brought before the Annual Meeting, the persons named as proxies in the enclosed GOLD proxy card will vote on such matters in their discretion.

If you have already voted using the Company’s white proxy card, you have every right to change your vote by completing and mailing the enclosed GOLD proxy card in the enclosed pre-paid envelope or by voting via Internet or by telephone by following the instructions on the GOLD proxy card. Only the latest validly executed proxy that you submit will be counted; any proxy may be revoked at any time prior to its exercise at the Annual Meeting by following the instructions under “Can I change my vote or revoke my proxy?” in the Questions and Answers section.

For instructions on how to vote and other information about the proxy materials, see the Questions and Answers section starting on page 10.

We urge you to promptly sign, date and return your GOLD proxy card.

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, Okapi Partners LLC, toll free at (877) 285-5990 or collect at (212) 297-0720.

2

BACKGROUND OF THIS PROXY SOLICITATION

Canyon originally acquired Ambac’s Common Stock in 2013 prior to Ambac’s emergence from Chapter 11 bankruptcy reorganization. In May 2013, shortly after the Company emerged from bankruptcy protection, Canyon acquired additional Common Stock because it believed it was significantly undervalued in the market and represented an attractive investment opportunity. Canyon believed that with a management team with financial run-off experience (i.e., experience operating and managing a financial institution that has stopped underwriting new business) and the right strategic and operational expertise, Ambac could focus on maximizing value in the winding down process and create value for its stockholders, closing the valuation gap.

On October 21, 2014, Canyon sent a letter to the Board describing, among other things, specific actions that the Company should take to increase the value of its Common Stock, including (i) strengthening the composition of the Board, (ii) returning excess cash to stockholders rather than pursuing acquisitions, (iii) correcting missed opportunities for buying claims, and (iv) pursuing early monetization strategy of putback litigation, surplus notes and deferred payment obligations.

On December 23, 2014, the Company announced that Mr. Tavakoli, then the co-chairman and a director of Ambac, had been appointed interim President and CEO of Ambac and Executive Chairman of Ambac Assurance effective January 1, 2015. Shortly after that announcement, Canyon told the Board, including Mr. Tavakoli, that Canyon did not believe Mr. Tavakoli was qualified to be CEO as a result of his lack of relevant experience.

In July 2015, Ambac initiated discussions with Canyon regarding a proposed transaction to exchange outstanding debt obligations for new Ambac Assurance securities and/or cash (in addition to shares of Common Stock, Canyon also holds outstanding policy obligations and surplus notes in the Segregated Account as further detailed on Annex I). In the proposed transaction, current claims would have received a 25% cash paydown and a 75% exchange into a new junior security issued at a 5% discount to par with a 7% coupon. Canyon believes this proposed transaction would have had a detrimental impact to stockholders and would have benefitted no one other than Ambac’s management because (i) stockholders over time would have paid more interest expense than under the current plan of rehabilitation, (ii) Ambac Assurance’s Segregated Account policies would have received 100% of future claims, up from 45%, thereby reducing incentive and ability to commute potentially over $2 billion of future claims, harming stockholders, and (iii) management would have locked up capital to invest in amorphous initiatives.

On December 17, 2015, Canyon sent another letter to the Board urging the Board to retain a permanent CEO possessing executive and/or operational experience with one (or preferably more) of the following (i) insurance or financial institutions, (ii) companies of comparable size and complexity to Ambac, and (iii) companies emerging from liquidation or rehabilitation, and recommended that the Board engage in serious discussions with the Company’s largest stockholders, including Canyon, regarding the selection of a new CEO. In the letter, Canyon also asked to meet with the Board and the board of directors of Ambac Assurance (the “Ambac Assurance Board”) to discuss the issues raised in the letter and the search for a new CEO.

Ambac did not afford Canyon’s representatives the opportunity to meet with the full Board and the Ambac Assurance Board, but rather, on December 30, 2015, arranged for a conference call between three members of the Board and representatives of Canyon. Canyon reiterated its view that the search must be thorough and should include input from large investors in the Company. The participating members of the Board, led by Jeffrey S. Stein, did not indicate that the Board had completed its CEO search, and as a result, Canyon believed that the CEO search was active and ongoing. On December 31, 2015, Canyon followed up individually with three members of the Board.

Merely two business days later, on January 4, 2016, Ambac announced that it had appointed Mr. Tavakoli as the Company’s permanent President and CEO. The next day, Ambac announced an already fully-negotiated compensation package for Mr. Tavakoli.

On January 7, 2016, Canyon sent another letter to the Board expressing its disappointment in the Board’s appointment of Mr. Tavakoli as permanent President and CEO in the face of Canyon’s concerns that had previously

Background	3

been communicated to the Company and the Company’s underperformance during his tenure. Canyon again requested an in-person meeting with the full Board and the Ambac Assurance Board. In addition, Canyon requested that certain books and records be made available to it under Section 220 of the Delaware General Corporation Law (the “Demand”). In particular, Canyon sought access to books and records regarding the Board’s decisions concerning Mr. Tavakoli’s appointment and compensation package as the permanent President and CEO of Ambac, and certain stockholder list materials.

On January 21, 2016, after Canyon granted the Company an extension of time to respond to the Demand, the Company’s outside legal counsel sent Canyon a letter claiming that the Demand was deficient and refused to produce the books and records (other than the stockholder list materials) sought in the Demand.

On February 4, 2016, Canyon’s outside legal counsel responded to Ambac’s rejection of the Demand. In its response, Canyon disputed the Company’s assertions that the Demand was deficient. As an accommodation in order to move the process forward, the response also proposed ways in which Canyon was prepared to narrow and consolidate its requests.

On February 19, 2016, Ambac’s outside counsel responded to Canyon’s February 4 letter, stating that the Company continued to refuse to produce the books and records (other than the stockholder list materials) sought in the Demand. In response to Canyon’s previous request for an in-person meeting with the entire Board, Ambac reiterated the Company was only willing to grant a meeting with Ambac’s Chairman, CEO and one additional director.

On March 7, 2016, Canyon sent an amended and supplemented Demand to the Board (the “Amended and Supplemented Demand”). In the Amended and Supplemented Demand, Canyon formally narrowed and consolidated its requests, added an additional request, clarified the purposes for which it seeks the requested information and further explained the factual bases for the requests.

On March 9, 2016, Canyon issued a press release outlining its concerns with Mr. Tavakoli’s management and the governance by Ambac’s incumbent Board. Also on March 9, 2016, Ambac announced that the Ambac Assurance Board appointed Mr. Tavakoli as President and CEO of Ambac Assurance.

On March 14, 2016, Canyon submitted a notice to the Company of its intent to nominate Mr. Arnold and two other director nominees to stand for election to the Board at the Annual Meeting. Also on March 14, 2016, Canyon also issued a press release announcing its nominations to the Board and released a presentation to stockholders outlining its concerns with the Board and Mr. Tavakoli.

On March 14, 2016, through its outside legal counsel, Ambac responded to the Amended and Supplemented Demand by again refusing to provide Canyon access to the requested books and records. The letter from Ambac’s counsel reiterated that the Company was willing to grant Canyon a meeting with some directors – Ambac’s Chairman, CEO and one additional director.

On March 15, 2016, Canyon agreed to meet with the representatives Ambac had offered to make available to discuss Canyon’s nominees. On March 18, 2016, representatives of Canyon and Ambac met and discussed certain issues but were not successful in resolving their differences. The parties agreed to treat all discussions at the March 18, 2016 meeting as confidential settlement discussions.

On March 28, 2016, Canyon sent another letter to the Board and issued a press release outlining Canyon’s major concerns, including those expressed to Canyon by multiple employees (current and former) of Ambac. Such concerns included (i) whether Mr. Tavakoli impeded Ambac’s policy claim buyback program by interfering with the work of Ambac employees in implementing the policy claim buyback strategy and caused the Company to lose pricing advantage, (ii) Mr. Tavakoli’s representations as to his ability to lead the Company out of rehabilitation proceedings in light of failing to articulate a viable plan for settling the policy obligations, an important prerequisite to concluding the rehabilitation proceedings, (iii) Mr. Tavakoli’s expenses and the allocation of his compensation to Ambac, the holding company, instead of Ambac Assurance, the insurance subsidiary, and (iv) Mr. Tavakoli’s integrity and veracity as detailed in the press release. Canyon also requested that the Board make disclosures with respect to plans for deployment of capital and investigate concerns regarding Ambac’s reimbursement of certain of Mr. Tavakoli’s expenses.

Background	4

On March 28, 2016, Ambac announced the appointment of David Herzog and Ian Haft to the Board pursuant to agreements with certain Ambac stockholders.

On April 8, 2016, and as a result of the appointment of Mr. Herzog and Mr. Haft to the Board, Canyon determined to only seek the election of Mr. Arnold to the Board and withdrew the nominations of the two other director nominees. While Mr. Herzog and Mr. Haft are welcome additions to the Board, Canyon believes Ambac would benefit by having a second stockholder-proposed independent director serve on the Board alongside these two new directors. The resulting Board will be more balanced, with three new directors that have been approved by stockholders (of which two were stockholder proposed) and three directors appointed in prior periods.

Background	5

PROPOSAL 1: ELECTION OF DIRECTORS

According to the Company's Proxy Statement, the Board currently consists of eight directors (each of whose term as director is expiring at the Annual Meeting), two of whom are not standing for reelection, so that six directors will be elected at the Annual Meeting. We are seeking your support at the Annual Meeting to elect Mr. Arnold, who is independent of Canyon and the Company, and the Company's candidates for election at the Annual Meeting other than Jeffrey S. Stein. If successful in our proxy solicitation, the Board will be comprised of Mr. Arnold and five of the Company’s candidates for election at the Annual Meeting other than Jeffrey S. Stein (each of whom currently serves as a director on the Board). If Mr. Arnold is elected, he will represent only one of six directors on the Board.

We are soliciting proxies for Mr. Arnold and each of the Company’s candidates other than Jeffrey S. Stein. In nominating Mr. Arnold as an independent director to replace Mr. Stein, we are deliberately not asking stockholders to elect him in lieu of Board director, and President and CEO, Mr. Tavakoli, whose stewardship we have criticized. We recognize that asking stockholders to remove Mr. Tavakoli from the Board while he continues to serve as Ambac’s President and CEO would create complications, but are confident that a truly independent board with at least two directors affirmatively proposed by stockholders would carefully review Ambac’s current situation and make the right decision with respect to whether Mr. Tavakoli’s tenure as President and CEO of the Company should continue. Mr. Stein has been a strong supporter of Mr. Tavakoli and his policies and has presided over the Board during the significant decline in Ambac’s stock since Mr. Tavakoli initially was appointed as Ambac’s President and CEO on an interim basis in early 2015. We believe that Mr. Arnold will bring a more open-minded approach to the assessment of Mr. Tavakoli’s policies and tenure. In addition, we believe that Mr. Arnold has more relevant operating experience than Mr. Stein, particularly in successfully guiding companies through restructurings and in dealing with structured products of the sort to which Ambac is exposed, which will augment the Board’s ability to drive Ambac’s strategy and make critical decisions in the best interests of stockholders. If Mr. Arnold is elected as only one of six members of the Board, there can be no assurance that he can implement the actions that he believes are necessary to enhance stockholder value.

If elected to the Board, Mr. Arnold will serve a one-year term and hold office until the annual meeting of stockholders to be held in 2017 and until his successor has been duly elected and qualified, or until his earlier death, resignation or removal. There can be no assurance that any incumbent director will serve as a director if Mr. Arnold is elected to the Board. You should refer to the Company’s Proxy Statement for the names, backgrounds, qualifications, and other information concerning the Company’s nominees.

Nominee:

Frederick arnold
Age; Address	62; 1633 Broadway, 48th Floor, New York, NY 10019
Occupation	Chief Financial Officer and a member of the Executive Committee of Convergex Group, LLC
Experience

Mr. Frederick Arnold is the Chief Financial Officer and a member of the Executive Committee of Convergex Group, LLC, an agency-focused global brokerage and trading related services provider, which he joined in 2015. At Convergex, Mr. Arnold oversees all the firm’s global financial operations and is responsible for providing organizational guidance and governance. Since 2012, Mr. Arnold has served as a member of the post-emergence board of directors of Lehman Brothers Holdings Inc. and as a member of the board of directors of Lehman Commercial Paper Inc. Previously, Mr. Arnold held a series of senior financial positions, including serving as Executive Vice President, Chief Financial Officer and a member of the Executive Committee of Capmark Financial Group Inc., a commercial real estate finance company, from 2009 to 2011. Mr. Arnold was hired as Chief Financial Officer at Capmark one month prior to and in anticipation of Capmark filing Chapter 11 reorganization in 2009. Mr. Arnold was hired to play an integral leadership role, and was successful, in taking the Company through its reorganization and emergence from bankruptcy. Prior to joining Capmark, Mr. Arnold served as Executive Vice President of Finance for Masonite Corporation, a manufacturing company.

Mr. Arnold also serves as a member of the board of directors of Corporate Capital Trust, Inc. Mr. Arnold also currently serves on the board of trustees of Corporate Capital Trust II, a closed-end management investment company, and has done so since 2015. Previously, Mr. Arnold served as a member of the board of directors of CIFC Corp., a CLO and U.S. corporate and structured credit manager, from 2011 to 2014.

Mr. Arnold earned a Bachelor of Arts, summa cum laude, from Amherst College in 1976, a Master of Arts from the University of Oxford in 1978 and a Juris Doctor from Yale Law School in 1980.

Proposal 1 (Election of Directors)	6

Service on Other Boards	Lehman Brothers Holdings Inc. (since 2012); Lehman Commercial Paper Inc.(since 2012); Corporate Capital Trust, Inc. (since 2011); Corporate Capital Trust II (since 2015); and CIFC Corp. (from 2011 to 2014).
Skills & Qualifications	Mr. Arnold’s qualifications as director include his over thirty years of executive leadership positions at major global financial services and manufacturing firms and his extensive experience serving as a member of various boards of directors. Mr. Arnold possesses significant board-level experience across various types of structured products, which will augment the Board’s ability to drive the Company’s strategy and make critical decisions.

We urge stockholders to vote FOR Mr. Arnold and the Company’s candidates for election at the Annual Meeting other than Jeffrey S. Stein on the GOLD proxy card.

None of the organizations or corporations referenced above is a parent, subsidiary, or other affiliate of the Company. We believe that, if elected, Mr. Arnold will be considered an independent director of the Company under (i) the Company’s Corporate Governance Guidelines, as approved May 7, 2015, (ii) the NASDAQ Listing Rules (the “NASDAQ Rules”), and (iii) paragraph (a)(1) of Item 407 of Regulation S-K. Under the NASDAQ Rules, however, a final determination as to the independence of Mr. Arnold will not be made until after his election to the Board.

Mr. Arnold has entered into a nominee agreement pursuant to which Canyon Capital has agreed to pay the costs of soliciting proxies in connection with the Annual Meeting and to defend and indemnify Mr. Arnold against, and with respect to, any losses that may be incurred by him in the event he becomes a party to litigation based on his nomination as a candidate for election to the Board and the solicitation of proxies in support of his election. Mr. Arnold will not receive any compensation from Canyon Capital or its affiliates for his services as nominee or director of the Company if elected. If elected, Mr. Arnold will be entitled to such compensation from the Company as is consistent with the Company’s practices for services of non-employee directors.

Mr. Arnold has agreed to being named as a nominee in this proxy statement and has confirmed his willingness to serve on the Board if elected. Canyon does not expect that Mr. Arnold will be unable to stand for election at the Annual Meeting, but, in the event that Mr. Arnold is unable to or for good cause will not serve, the shares of Common Stock represented by the GOLD proxy card will be voted for a substitute candidate selected by Canyon.  If Canyon determines to add nominees or substitute a director nominee for Mr. Arnold, whether because the Company expands the size of the Board subsequent to the date of this proxy statement or for any other reason, it will file an amended proxy statement and proxy card that, as applicable, identifies the additional nominees or substitute nominee, discloses that such nominees have consented to being named in the revised proxy statement and to serve on the Board if elected, and includes biographical and other information about such nominees required by the rules of the SEC.

Vote Required.

According to the Company’s bylaws and the Company’s Proxy Statement, the affirmative vote of a plurality of the shares of Common Stock present, in person or by proxy, at the Annual Meeting and entitled to vote on the election of directors is required for the election of each director nominee (meaning that the six director nominees who receive the highest number of shares voted “FOR” their election will be elected to the Board). Only “FOR” or “WITHHELD” votes are counted in determining whether a plurality has been cast in favor of a director nominee. A “WITHHELD” vote will have the same effect as a vote “AGAINST” the election of a director nominee. You cannot abstain in the election of directors and broker non-votes will not be counted.

We urge you to sign and return our GOLD proxy card. If you have already voted using the Company’s white proxy card, you have every right to change your vote by completing and mailing the enclosed GOLD proxy card in the enclosed pre-paid envelope or by voting via Internet or by telephone by following the instructions on the GOLD proxy card. Only the latest validly executed proxy that you submit will be counted; any proxy may be revoked at any time prior to its exercise at the Annual Meeting by following the instructions under “Can I change my vote or revoke my proxy?” If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, Okapi Partners LLC, toll free at (877) 285-5990 or collect at (212) 297-0720.

We Recommend a Vote FOR Mr. Arnold and the Company’s candidates for election at the Annual Meeting other than Jeffrey S. Stein on the GOLD proxy card.

Proposal 1 (Election of Directors)	7

PROPOSAL 2: NON-BINDING ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

According to the Company’s Proxy Statement, the Company will provide stockholders with the opportunity to cast a non-binding advisory vote on the compensation of the Company’s named executive officers. This vote is advisory, and therefore is not binding on the Company, the Compensation Committee of the Board or the Board. The Company’s Proxy Statement states, however, that the Board of Directors and the Compensation Committee value the opinions of the Company’s stockholders and will review the voting results carefully.

We believe stockholders should vote to disapprove the compensation of the Company’s named executive officers. Notwithstanding what we believe to be Mr. Tavakoli’s lack of relevant experience and the Company’s demonstrably poor performance during his tenure as interim President and CEO, the Company appointed him as permanent President and CEO and awarded him what we believe to be an exorbitant compensation package. Notably, Mr. Tavakoli’s compensation package allows him to earn approximately $40 million (subject to the satisfaction of certain performance goals and further vesting in 2019 and 2020) even if he only restores Ambac’s stock price to its level when he became interim President and CEO.

As interim President and Chief Executive Officer of Ambac, Mr. Tavakoli had received a base salary, a stock grant and performance-based stock and options. As a result of the substantial decline in Ambac’s stock price during his tenure, the value of Mr. Tavakoli’s stock grant was cut almost in half and his stock options became worthless. Yet as part of his new compensation package, Mr. Tavakoli received an additional discretionary cash bonus of $1,300,000 for his work in 2015, bringing his total 2015 compensation, according to the Company’s Proxy Statement, to nearly $5,000,000 notwithstanding the fact that Ambac’s stockholders saw their equity value plummet by approximately 42% during that time.

According to the Company’s Proxy Statement, the Company will request a non-binding, advisory vote on a resolution substantially in the following form:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2016 Annual Meeting of Stockholders pursuant the compensation disclosure rules of the Securities and Exchange Commission, including the Summary Compensation Table and other related tables and disclosure.

We encourage all stockholders to review the Company’s proxy disclosures in the Company’s Proxy Statement in detail.

Vote Required.

According to the Company’s bylaws and the Company’s Proxy Statement, the approval of this Proposal 2 requires the affirmative vote of the holders of a majority of the voting power of the Company’s shares of Common Stock present, in person or by proxy, at the Annual Meeting and entitled to vote thereon. Abstentions are considered voting power present at the Annual Meeting and therefore will count as votes against this Proposal 2. Shares that constitute broker non-votes will not be counted for purposes of determining the number of shares represented and voted with respect to an individual proposal, and therefore, will have no effect on the outcome of the vote on this Proposal 2.

We Recommend a Vote AGAINST Proposal 2 on the GOLD proxy card.

Proposal 2	8

PROPOSAL 3: RATIFICATION OF THE COMPANY’S SELECTION OF INDEPENDENT PUBLIC ACCOUNTING FIRM

According to the Company’s Proxy Statement, the Audit Committee of the Board has appointed KPMG LLP as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending December 31, 2016. KPMG LLP was the independent registered public accounting firm for the Company for the fiscal year ended December 31, 2015 and also provided certain tax related and consulting services. The Company is requesting the approval of its appointment of its independent registered public accounting firm by the stockholders of the Company.

If stockholders of the Company do not ratify the appointment, the Audit Committee may reconsider whether it should appoint another independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interests of the Company and its stockholders. According to the Company’s Proxy Statement, representatives of KPMG LLP are expected to attend the Annual Meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

Vote Required.

According to the Company’s bylaws and the Company’s Proxy Statement, the approval of this Proposal 3 requires the affirmative vote of the holders of a majority of the voting power of the Company’s shares of Common Stock present, in person or by proxy, at the Annual Meeting and entitled to vote thereon. Abstentions are considered voting power present at the Annual Meeting and therefore will count as votes against this Proposal 3. Shares that constitute broker non-votes will not be counted for purposes of determining the number of shares represented and voted with respect to an individual proposal, and therefore, will have no effect on the outcome of the vote on this Proposal 3.

We Recommend a Vote FOR Proposal 3 on the GOLD proxy card.

Proposal 3	9

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Who is entitled to vote?

Only holders of shares of Common Stock at the close of business on the Record Date, March 29, 2016, are entitled to notice of and to vote at the Annual Meeting. Stockholders who sold shares of Common Stock before the Record Date (or acquire them without voting rights after the Record Date) may not vote such shares of Common Stock.  Stockholders of record on the Record Date will retain their voting rights in connection with the Annual Meeting even if they sell such shares of Common Stock after the Record Date (unless they also transfer their voting rights).  According to the Company’s Proxy Statement, the only outstanding class of securities of the Company entitled to vote at the Annual Meeting is the Common Stock.

How many votes am I entitled to per share?

According to the Company’s Proxy Statement, each holder of shares of Common Stock is entitled to one vote for each share of Common Stock held. There are no cumulative voting rights associated with any of the Company’s shares of Common Stock. However, the voting rights of certain substantial holders of Common Stock are restricted. A holder (including any group consisting of such holder and any other person with whom such holder or any affiliate or associate of such holder has any agreement, contract, arrangement or understanding with respect to acquiring, voting, holding or disposing of shares of Common Stock) is entitled to vote only such number of shares that would equal (after giving effect to this restriction) one vote less than 10% of the votes entitled to be cast by all holders of outstanding shares of Common Stock. This restriction does not apply if the acquisition or ownership of shares of Common Stock has been approved, whether before or after such acquisition or first time of ownership, by the Wisconsin Insurance Commissioner. The Company’s certificate of incorporation also restricts the right of certain transferees to vote certain of their shares to the extent that, as a result of such transfer (or any series of transfers of which such transfer is a part), either (i) any person or group of persons shall become a five-percent stockholder of the Company or (ii) the percentage stock ownership interest in the Company’s shares of any five-percent stockholder shall be increased.

How do I vote my shares?

Shares held in record name. If your shares of Common Stock are registered in your own name, please vote today by signing, dating and returning the enclosed GOLD proxy card in the postage-paid envelope provided. Execution and delivery of a proxy by a record holder of shares of Common Stock will be presumed to be a proxy with respect to all shares held by such record holder unless the proxy specifies otherwise.

Shares beneficially owned or held in “street” name. If you hold your shares of Common Stock in “street” name with a broker, bank, trustee, or other nominee, only that nominee can exercise the right to vote with respect to the shares of Common Stock that you beneficially own through such nominee and only upon receipt of your specific instructions. Given the contested nature of the election at the Annual Meeting, your broker, bank, trustee, or other nominee will only be able to vote your shares of Common Stock with respect to any proposals at the Annual Meeting if you have instructed them how to vote. Accordingly, it is critical that you promptly give instructions to your broker, bank, trustee, or other nominee to vote in favor of the election of Mr. Arnold. Please follow the instructions to vote provided on the enclosed GOLD proxy card. If your broker, bank, trustee, or other nominee provides for proxy instructions to be delivered to them by telephone or Internet, instructions will be included on the enclosed GOLD proxy card. We urge you to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions by emailing them to info@okapipartners.com or mailing them to Canyon, c/o Okapi Partners LLC., 1212 Avenue of the Americas, 24th Floor, New York, New York 10036, so that we will be aware of all instructions given and can attempt to ensure that such instructions are followed.

Note: Shares of Common Stock represented by properly executed GOLD proxy cards will be voted at the Annual Meeting as marked and, in the absence of specific instructions, “FOR” Mr. Arnold listed in Proposal 1 and the Company’s candidates for election at the Annual Meeting other than Jeffrey S. Stein, “AGAINST” Proposal 2, and “FOR” Proposal 3.

Questions and Answers	10

How should I vote on each proposal?

Canyon recommends that you vote your shares on the GOLD proxy card as follows:

“FOR” Mr. Arnold and for the Company’s candidates for election at the Annual Meeting other than Jeffrey S. Stein (Proposal 1);

“AGAINST” the non-binding advisory proposal to approve the compensation of the Company’s named executive officers (Proposal 2); and

“FOR” the ratification of the Company’s appointment of independent registered public accounting firm (Proposal 3).

How many shares must be present to hold the Annual Meeting?

Under the Company’s bylaws, the holders of record of a majority of the voting power of the shares of Common Stock entitled to vote thereat, present in person or by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. According to the Company’s Proxy Statement, both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum. For more information on broker non-votes, see “What are “broker non-votes” and what effect do they have on the proposals?” below.

What vote is needed to approve each proposal?

•	Proposal 1 – Election of Directors. According to the Company’s bylaws and the Company’s Proxy Statement, the affirmative vote of a plurality of the shares of Common Stock present, in person or by proxy, at the Annual Meeting and entitled to vote on the election of directors is required for the election of each director nominee (meaning that the six director nominees who receive the highest number of shares voted “FOR” their election will be elected to the Board). Only “FOR” or “WITHHELD” votes are counted in determining whether a plurality has been cast in favor of a director nominee. A “WITHHELD” vote will have the same effect as a vote “AGAINST” the election of a director nominee. You cannot abstain in the election of directors and broker non-votes will not be counted.

THE ONLY WAY TO SUPPORT MR. ARNOLD IS TO SUBMIT YOUR VOTING INSTRUCTIONS “FOR” MR. ARNOLD AND THE COMPANY’S CANDIDATES FOR ELECTION AT THE ANNUAL MEETING OTHER THAN JEFFREY S. STEIN ON THE GOLD PROXY CARD. PLEASE DO NOT SIGN OR RETURN A WHITE PROXY CARD FROM THE COMPANY, EVEN IF YOU INSTRUCT TO “WITHHOLD” ON ANY OF THEIR DIRECTOR NOMINEES. DOING SO WILL REVOKE ANY PREVIOUS VOTING INSTRUCTIONS YOU PROVIDED ON THE GOLD PROXY CARD.

•	Proposals 2 and 3. According to the Company’s bylaws and the Company’s Proxy Statement, the approval of each of Proposals 2 and 3 requires the affirmative vote of the holders of a majority of the voting power of the Company’s shares of Common Stock present, in person or by proxy, at the Annual Meeting and entitled to vote thereon. Abstentions are considered voting power present at the Annual Meeting and therefore will count as votes against Proposals 2 and 3. Shares that constitute broker non-votes will not be counted for purposes of determining the number of shares represented and voted with respect to an individual proposal, and therefore, will have no effect on the outcome of the vote on Proposals 2 and 3.

What are “broker non-votes” and what effect do they have on the proposals?

Generally, broker non-votes occur when shares of Common Stock held by a broker, bank, trustee, or other nominee in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker, bank, trustee, or other nominee has not received voting instructions from the beneficial owner and lacks discretionary voting power to vote such shares with respect to that particular proposal. If your shares of Common Stock are held in the name of a

Questions and Answers	11

brokerage firm, and the brokerage firm has not received voting instructions from you, as the beneficial owner of such shares of Common Stock, with respect to that proposal, the brokerage firm cannot vote the shares of Common Stock on that proposal unless it is a “routine” matter. Under the rules and interpretations of the New York Stock Exchange (“NYSE”), there are no “routine” proposals in a contested proxy solicitation such as this one. Even though the Common Stock is listed on the NASDAQ Global Select Market, the NYSE rules apply to brokers who are NYSE members voting on matters being submitted to stockholders at the Annual Meeting. Because Canyon has initiated a contested proxy solicitation, there will be no “routine” matters at the Annual Meeting.

Broker non-votes, if any, will not be counted for purposes of determining the number of shares represented and voted with respect to an individual proposal, and therefore will have no effect on the outcome of the vote on an individual proposal.

What should I do if I receive a proxy card from the Company?

You may receive proxy solicitation materials from Ambac, including an opposition proxy statement and white proxy card. We are not responsible for the accuracy of any information contained in any proxy solicitation materials used by the Company or any other statements that it may otherwise make.

We recommend that you disregard any proxy card or solicitation materials that may be sent to you by the Company. Voting "WITHHOLD" for any of the Company's nominees on its proxy card is not the same as voting for Mr. Arnold because a vote withheld for any of the Company's nominees will not count as a vote "FOR" Mr. Arnold. If you have already voted using the Company’s white proxy card, you have every right to change your vote by completing and mailing the enclosed GOLD proxy card in the enclosed pre-paid envelope or by voting via Internet or by telephone by following the instructions on the GOLD proxy card. Only the latest validly executed proxy that you submit will be counted; any proxy may be revoked at any time prior to its exercise at the Annual Meeting by following the instructions below under “Can I change my vote or revoke my proxy?” If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, Okapi Partners LLC, toll free at (877) 285-5990 or collect at (212) 297-0720.

Can I change my vote or revoke my proxy?

If you are the stockholder of record, you may change your proxy instructions or revoke your proxy at any time before your proxy is voted at the Annual Meeting. Proxies may be changed or revoked by any of the following actions:

•	signing, dating and returning the enclosed GOLD proxy card (the latest dated proxy is the only one that counts);
•	delivering a written notice of revocation or a later dated proxy for the Annual Meeting to Canyon, c/o Okapi Partners LLC, 1212 Avenue of the Americas, 24th Floor, New York, New York 10036 or to the corporate secretary of the Company; or
•	attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

If your shares are held in a brokerage account by a broker, bank, or other nominee, you should follow the instructions provided by your broker, bank, or other nominee. If you attend the Annual Meeting and you beneficially own shares of Common Stock but are not the record owner, your mere attendance at the Annual Meeting WILL NOT be sufficient to revoke your prior given proxy card. You must have written authority from the record owner to vote your shares held in its name at the meeting. Contact Okapi Partners LLC toll free at (877) 285-5990 or collect at (212) 297-0720 for assistance or if you have any questions.

IF YOU HAVE ALREADY VOTED USING THE COMPANY’S WHITE PROXY CARD, WE URGE YOU TO REVOKE IT BY FOLLOWING THE INSTRUCTIONS ABOVE. Although a revocation is effective if delivered to the Company, we request that either the original or a copy of any revocation be mailed to Canyon, c/o Okapi Partners LLC, 1212 Avenue of the Americas, 24th Floor, New York, New York 10036, so that we will be aware of all revocations.

Questions and Answers	12

Who is making this proxy solicitation and who is paying for it?

The solicitation of proxies pursuant to this proxy solicitation is being made by Canyon and Mr. Arnold. Proxies may be solicited by mail, courier services, Internet advertising, telephone, facsimile or in person and by advertisements. Canyon will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders. Canyon has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the shares of Common Stock they hold of record. Canyon Capital will reimburse these record holders for their reasonable out-of-pocket expenses in so doing. It is anticipated that certain regular employees of Canyon will also participate in the solicitation of proxies in support of Mr. Arnold. Such employees will receive no additional consideration if they assist in the solicitation of proxies.

Canyon Capital has retained Okapi Partners LLC (“Okapi”) to provide solicitation and advisory services in connection with this proxy solicitation. Okapi will be paid a fee of no less than $70,600 based upon the campaign services provided. In addition, Canyon Capital will reimburse Okapi for its reasonable out-of-pocket expenses and will indemnify Okapi against certain liabilities and expenses, including certain liabilities under the federal securities laws. Okapi will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders. It is anticipated that Okapi will employ up to 40 persons to solicit the Company’s stockholders as part of this solicitation. Okapi does not believe that any of its directors, officers, employees, affiliates or controlling persons, if any, is a “participant” under the proxy rules in this proxy solicitation.

The entire expense of soliciting proxies is being borne by Canyon Capital. Costs of this proxy solicitation are currently estimated to be approximately $1,600,000.00. We estimate that through the date hereof, Canyon Capital’s expenses in connection with the proxy solicitation are approximately $400,000.00. If Mr. Arnold is elected to the Board, Canyon Capital may seek reimbursement of these costs from the Company. In the event that it decides to seek reimbursement of its expenses, Canyon Capital does not intend to submit the matter to a vote of the Company’s stockholders. The Board, which will consist of Mr. Arnold, if elected, and five of the incumbent Company directors, would be required to evaluate the requested reimbursement consistent with their fiduciary duties to the Company and its stockholders. Costs related to the solicitation of proxies include expenditures for attorneys, accountants, public relations and financial advisors, proxy solicitors, advertising, printing, transportation, litigation and other costs incidental to the solicitation.

Where can I find additional information concerning Ambac?

Pursuant to Rule 14a-5(c) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we have omitted from this proxy statement certain disclosures required by applicable law to be included in the Company’s Proxy Statement in connection with the Annual Meeting. Such disclosures include information regarding securities of the Company beneficially owned by the Company’s directors, nominees and management; certain stockholders’ beneficial ownership of more than 5% of the Company’s voting securities; information concerning executive compensation; and information concerning the procedures for submitting stockholder proposals and director nominations intended for consideration at the 2017 annual meeting of stockholders and for consideration for inclusion in the proxy materials for that meeting. If the Company does not distribute the Company’s Proxy Statement to stockholders at least ten days prior to the Annual Meeting, we will distribute to the stockholders a supplement to this proxy statement containing such disclosures at least ten days prior to the Annual Meeting. We take no responsibility for the accuracy or completeness of information contained in the Company’s Proxy Statement. Except as otherwise noted herein, the information in this proxy statement concerning the Company has been taken from or is based upon documents and records on file with the SEC and other publicly available information.

This proxy statement and all other solicitation materials in connection with this proxy solicitation will be available on the Internet, free of charge, at http://www.AmbacStockholderRights.com.

Questions and Answers	13

CONCLUSION

We urge you to carefully consider the information contained in this proxy statement and then support our efforts by signing, dating, and returning the enclosed GOLD proxy card today.

Thank you for your support,

Canyon Capital Advisors LLC
The Canyon Value Realization Master Fund, L.P.	Mitchell R. Julis	Joshua S. Friedman
Frederick Arnold

April 25, 2016

Conclusion	14

ANNEX I: INFORMATION ON CANYON AND MR. ARNOLD

This proxy solicitation is being made by Canyon Capital, The Canyon Value Realization Master Fund, L.P. (“CVRMF”), Mitchell R. Julis and Joshua S. Friedman (collectively, “Canyon”), and Mr. Arnold.

As of close of business on the Record Date, Canyon may be deemed to beneficially own an aggregate of 2,219,290 shares Common Stock, constituting approximately 4.9% of the Company’s outstanding shares of Common Stock. The percentages used herein are based upon the 45,046,996 shares of Common Stock issued and outstanding as of the Record Date, as reported in the Company’s Proxy Statement.

Of the 2,219,290 shares of Common Stock deemed to be beneficially owned in the aggregate by Canyon: (a) 786,771 shares of Common Stock are held through CVRMF, including 1,000 shares of Common Stock held in record name; (b) 2,219,290 shares of Common Stock may be deemed to be beneficially owned by Canyon Capital, by virtue of its direct and indirect control of funds and accounts managed by it, including the 786,771 shares of Common Stock held through CVRMF (including 1,000 shares of Common Stock held by CVRMF in record name); and (c) 2,219,290 shares of Common Stock may be deemed to be beneficially owned by each of Messrs. Julis and Friedman by virtue of their shared control of Canyon Capital.

The Common Stock beneficially held by Canyon is or may be held in commingled margin accounts (the “Margin Accounts”), which may extend margin credit to Canyon from time to time, subject to applicable federal margin regulations, stock exchange rules, and credit policies. In such instances, the positions held in the Margin Accounts are pledged as collateral security for the repayment of debit balances in the Margin Accounts. The Margin Accounts bear interest at a rate based upon the broker’s call rate from time to time in effect. Because other securities are held in the Margin Accounts, it is not possible to determine the amounts, if any, of margin used to purchase the Common Stock reported beneficially owned by Canyon.

Ambac’s wholly-owned subsidiary, Ambac Assurance, is a financial guaranty insurer and insures payment of financial obligations, including bonds and other forms of debt securities. In the wake of the financial crisis, as Ambac experienced substantial losses on its legacy exposures and financial obligations, Ambac Assurance, with the approval of the Office of the Commissioner of Insurance of the State of Wisconsin (“OCI”), established the Segregated Account of Ambac Assurance (the “Segregated Account”), to which Ambac allocated certain categories of troubled policies. Ambac then placed the Segregated Account in statutory rehabilitation to be managed directly by OCI as the rehabilitator. On October 8, 2010, OCI filed its initial plan of rehabilitation to the State of Wisconsin Circuit Court Dane County Branch 9 calling for the Segregated Account’s previously unpaid and future permitted policy claim amounts to receive 25% in cash (25% being the Interim Payment Percentage, the “IPP”) and the remaining 75% unpaid portion in a Deferred Amount (as defined below). The Court approved the plan of rehabilitation on January 24, 2011, and authorized OCI and the Segregated Account to proceed to effect the 25% interim cash payments on June 4, 2012. On or about September 20, 2012, the Segregated Account commenced these payments. On June 20, 2014, OCI increased the IPP to 45% and made payment on the Deferred Amounts equal to 26.67%1 of the Deferred Amount, including 5.1% interest accrued thereon. The Surplus Notes (as defined below) also received pro rata payments of 26.67%. These payments reduced both the Deferred Amounts and Surplus Notes outstanding.

The approved plan granted OCI sole and absolute discretion in respect to making payments and/or whether and when to increase the IPP.

To compensate policyholders for the time value lost on receiving Deferred Amounts instead of cash, OCI provided Deferred Amounts and Surplus Notes with a 5.1% coupon. Canyon beneficially owns, in the aggregate, $259,254,881 in aggregate amount outstanding of 5.1% surplus notes due June 7, 2020 issued by Ambac Assurance (“Surplus Notes”). The Surplus Notes are securities of Ambac Assurance with a stated maturity of June 7, 2020 and trade in the secondary market on an “over-the-counter” basis.

1 Equal to (x) the difference between the new IPP (45%) and the old IPP (25%) divided by (y) the old unpaid portion (75%).

Annex I	15

Of the Surplus Notes beneficially owned by Canyon: (a) $106,177,239 in aggregate amount outstanding of Surplus Notes are held through CVRMF; (b) $259,254,881 in aggregate amount outstanding of Surplus Notes may be deemed to be beneficially owned by Canyon Capital, by virtue of its direct and indirect control of funds and accounts managed by it, including the $106,177,239 in aggregate amount outstanding of Surplus Notes held through CVRMF; and (c) $259,254,881 in aggregate amount outstanding of Surplus Notes may be deemed to be beneficially owned by each of Messrs. Julis and Friedman by virtue of their shared control of Canyon Capital.

Additionally, Canyon holds residential mortgage backed securities (“RMBS”) that Ambac Assurance insures. Ambac Assurance insured the RMBS in the ordinary course of business prior to the commencement of its rehabilitation proceedings. The RMBS are backed by diverse pools of residential mortgages. Ambac Assurance has insured the holders of RMBS for losses on the mortgages underlying the securities. The RMBS trade in the secondary market on an “over-the-counter” basis. Due to Ambac Assurance’s rehabilitation proceedings, Ambac has not been able to make full payments for losses on its insured RMBS claims, and therefore, owes in excess of $3 billion in such unpaid claims (“Deferred Amounts”), which accrue interest at 5.1%.

The following table sets forth the original face amount of RMBS held by Canyon:

CUSIP	Original Face Amount ($) Held by Canyon Capital, Mr. Julis and Mr. Friedman	Original Face Amount ($) Held through CVRMF
07401WAA7	20,166,430	1,800,000
07401WBA6	80,107,518	13,691,755
126685CS3	104,452,000	25,024,000
126685DJ2	59,930,000	0
12666TAB2	7,953,000	5,278,000
12666TAD8	20,596,000	0
126685CZ7	23,180,000	0
41161PTM5	31,000,000	0
41161XAP1	12,500,000	8,330,000
45257VAD8	7,400,000	0
525221EQ6	54,122,500	0
52524VAT6	15,000,000	0
75115GAC2	22,726,911	15,363,819
785813AA4	19,801,456	0

All payments on account of the Surplus Notes and the Deferred Amounts, as part of the Segregated Account, must be explicitly approved by OCI. Both Ambac and OCI have stated that the Surplus Notes and the Deferred Amounts are pari-passu with respect to their payment priority. In OCI’s most recent annual report dated September 24, 2015, OCI stated that it expects the holders of the Surplus Notes and the Deferred Amounts to recover 100 cents on the dollar. In 2013 and 2014, when OCI authorized cash pay downs on the Surplus Notes and the Deferred Amounts, Canyon received its pro rata share of such payments, and will receive its pro rata share of any future pay downs to the extent that OCI, in its sole discretion, authorizes them.

Even if Mr. Arnold is elected to the Board, Mr. Arnold will represent only one of six directors on the Board and will have no influence or impact on the payment of any outstanding Ambac Assurance policy obligations. Rather, OCI will continue to maintain complete discretion over any and all payments to the holders of the Surplus Notes and the Deferred Amounts. Therefore, the election of Mr. Arnold to the Board would have no impact on OCI’s authority over Ambac Assurance and any future distributions on the Surplus Notes and the Deferred Amounts.

The Company’s capital that is necessary to repay its obligations, including Surplus Notes and the Deferred Amounts, is already unavailable for distribution to stockholders because such obligations are senior to the Common Stock in the Company’s capital structure. The repayment of such obligations (which is at the sole discretion of OCI) will have the effect of reducing the Company’s interest payments, which will reduce the interest expense borne by stockholders. Accordingly, Canyon does not have a conflict of interest as a result of holding both debt obligations and equity of Ambac. As noted by the Wisconsin Court of Appeals, "the segregated account is actually a part of Ambac and therefore what is in the best interests of Ambac as a whole is also in the best interests of the policyholders in the segregated account,"2 including Canyon.

2 Nickel v. Wells Fargo Bank, 2013 WI App. 129, ¶ 73, 351 Wis. 2d 539, 841 N.W.2d 482 (Wis. Ct. App. 2013).

Annex I	16

Certain funds and managed accounts of Canyon Capital, including CVRMF, have been party to certain cash-settled equity swaps that referenced the price of the Common Stock over the past year. Such entities no longer are party to and no longer have exposure to such equity swaps.

The principal business of Canyon Capital is to serve as the investment advisor to certain funds, including CVRMF, and managed accounts. The principal business of CVRMF is to invest in securities. The principal business of each of Messrs. Julis and Friedman is to serve as a Founding Partner, Co-Chairman and Co-Chief Executive Officer of Canyon Capital.

The principal business address of each of Canyon Capital, Mr. Julis and Mr. Friedman is 2000 Avenue of the Stars, 11th Floor, Los Angeles, California 90067. The principal business address of CVRMF is c/o International Fund Services (Ireland) Limited, Third Floor, Bishop’s Square, Redmond’s Hill, Dublin 2, Ireland.

Except as set forth in this proxy statement (including Annex I), (i) during the past ten years, neither Canyon nor Mr. Arnold have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) neither Canyon nor Mr. Arnold directly or indirectly beneficially own any securities of the Company; (iii) neither Canyon nor Mr. Arnold own any securities of the Company which are owned of record but not beneficially; (iv) neither Canyon nor Mr. Arnold have purchased or sold any securities of the Company during the past two years; (v) no part of the purchase price or market value of the shares of Common Stock owned by Canyon and Mr. Arnold is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) neither Canyon nor Mr. Arnold is, or within the past year was, a party to any contract, arrangements, or understandings with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vii) no associate of Canyon or Mr. Arnold owns beneficially, directly or indirectly, any securities of the Company; (viii) neither Canyon nor Mr. Arnold own beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company; (ix) neither Canyon nor Mr. Arnold nor any of their associates was a party to any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (x) neither Canyon nor Mr. Arnold nor any of their associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party; and (xi) no person, including Canyon and Mr. Arnold, who is a party to an arrangement or understanding pursuant to which Mr. Arnold is proposed to be elected, has a substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted on as set forth in this proxy statement. Except as set forth in this proxy statement (including Annex I), there are no material proceedings to which Canyon or Mr. Arnold or any of their associates is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries. With respect to Mr. Arnold, except as set forth in this proxy statement (including Annex I), none of the events enumerated in Item 401(f)(1)-(8) of Regulation S-K of the Exchange Act occurred during the past ten years. Neither Mr. Arnold nor any associate of Mr. Arnold has served as a director or named executive officer of the Company at any point during the last three fiscal years of the Company.

Transactions by Canyon with respect to the Company’s securities

The following tables set forth all transactions effected during the past two years by Canyon with respect to securities of the Company. The shares of Common Stock reported herein are held in either cash accounts or margin accounts in the ordinary course of business.

Common Stock

CVRMF

Trade Date	Shares Acquired (Sold)	Trade Date	Shares Acquired (Sold)	Trade Date	Shares Acquired (Sold)
7/16/2014	40,795	10/8/2015	(6,938)	1/28/2016	15,844
7/17/2014	8,700	1/8/2016	84,618	2/1/2016	11,504
7/25/2014	20,670	1/26/2016	33,515	2/3/2016	7,426
7/28/2014	2,792	1/26/2016	29,277
8/19/2014	(9,464)	1/27/2016	23,990

Annex I	17

Canyon Capital (includes transactions of CVRMF)

Trade Date	Shares Acquired (Sold)	Trade Date	Shares Acquired (Sold)	Trade Date	Shares Acquired (Sold)
4/7/2014	14,285	8/19/2014	(35,000)	10/20/2015	(5,000)
4/8/2014	13,600	9/29/2014	(13,400)	11/19/2015	(35,000)
4/10/2014	800	11/21/2014	5,094	11/24/2015	(1,500)
5/5/2014	640	12/8/2014	400	11/30/2015	(5,422)
5/15/2014	(3,284)	1/8/2015	(14,600)	12/3/2015	6,100
5/19/2014	5,200	3/3/2015	(19,000)	12/4/2015	(3,527)
5/28/2014	(17,600)	3/10/2015	(1,800)	12/15/2015	(2,750)
7/14/2014	(5,000)	4/7/2015	619	12/29/2015	(1,070)
7/16/2014	100,750	4/14/2015	(3,839)	1/8/2016	188,312
7/17/2014	25,000	4/15/2015	6,239	1/22/2016	(2,416)
7/25/2014	58,238	6/24/2015	(2,800)	1/25/2016	(100,000)
7/28/2014	7,371	8/27/2015	(9,240)	1/26/2016	95,588
7/30/2014	10,000	10/6/2015	(3,800)	1/27/2016	20,000
8/1/2014	875	10/8/2015	(25,000)	1/28/2016	13,000
8/12/2014	(2,900)	10/12/2015	(31,991)	2/1/2016	3,820
2/3/2016	10,008	2/16/2016	(1,100)
2/12/2016	(7,110)	2/17/2016	(12,500)

Surplus Notes

CVRMF

Trade Date	Face Value Acquired (Sold)	Trade Date	Face Value Acquired (Sold)	Trade Date	Face Value Acquired (Sold)
6/12/2014	2,065,000.00	7/17/2014	9,100,000.00	2/24/2015	1,608,326.28
6/12/2014	1,240,000.00	7/17/2014	3,035,000.00	2/27/2015	3,216,652.55
6/12/2014	825,000.00	7/17/2014	1,215,000.00	3/6/2015	1,567,749.24
6/25/2014	4,702,391.00	7/18/2014	3,035,000.00	3/9/2015	3,135,498.47
6/30/2014	1,785,000.00	7/18/2014	1,820,000.00	3/9/2015	627,157.98
7/1/2014	2,375,000.00	7/21/2014	2,090,000.00	3/20/2015	1,608,326.28
7/2/2014	1,785,000.00	7/29/2014	2,090,000.00	3/26/2015	1,608,326.28
7/8/2014	2,970,000.00	7/30/2014	2,275,000.00	3/26/2015	1,608,267.99
7/8/2014	1,785,000.00	7/30/2014	1,855,000.00	3/30/2015	3,216,652.55
7/9/2014	1,180,000.00	10/15/2014	505,000.00	4/9/2015	8,167,051.32
7/10/2014	1,215,000.00	10/16/2014	755,000.00	9/18/2015	2,419,985.84
7/10/2014	1,820,000.00	2/18/2015	1,523,483.38	9/22/2015	1,298,465.25
7/10/2014	3,035,000.00	2/23/2015	1,287,398.79

Canyon Capital (includes transactions of CVRMF)

Trade Date	Face Value Acquired (Sold)	Trade Date	Face Value Acquired (Sold)	Trade Date	Face Value Acquired (Sold)
4/7/2014	25,000.00	7/30/2014	500,000.00	3/26/2015	71,845.71
4/7/2014	725,000.00	8/1/2014	1,500,000.00	3/30/2015	7,307,555.86
4/8/2014	50,000.00	8/4/2014	3,000,000.00	3/30/2015	70,087.61
4/8/2014	450,000.00	8/15/2014	3,000,000.00	4/9/2015	18,274,422.87
4/11/2014	2,000,000.00	8/19/2014	500,000.00	4/9/2015	169,685.79
4/17/2014	2,000,000.00	9/5/2014	(5,000,000.00)	5/7/2015	(1,106,646.52)
4/25/2014	2,200,000.00	9/25/2014	(2,000,000.00)	5/8/2015	(627,099.70)
5/1/2014	500,000.00	10/8/2014	250,000.00	6/24/2015	(1,032,870.09)
5/19/2014	4,500,000.00	10/15/2014	2,000,000.00	6/25/2015	(258,217.52)
5/28/2014	(2,250,000.00)	10/16/2014	3,000,000.00	9/18/2015	3,976,735.76
6/12/2014	10,000,000.00	2/18/2015	3,659,311.16	9/18/2015	1,187,614.68

Annex I	18

6/25/2014	7,917,391.00	2/18/2015	29,510.57	9/22/2015	2,211,817.50
6/30/2014	3,000,000.00	2/23/2015	2,925,235.65	9/22/2015	1,475.52
7/1/2014	4,000,000.00	2/23/2015	25,821.75	9/23/2015	922,205.43
7/2/2014	3,000,000.00	2/24/2015	3,655,622.35	10/20/2015	(922,205.43)
7/2/2014	500,000.00	2/24/2015	33,199.40	12/11/2015	(1,907,120.83)
7/8/2014	8,000,000.00	2/27/2015	7,307,555.86	12/31/2015	0.01
7/9/2014	2,000,000.00	2/27/2015	70,087.61	1/25/2016	(10,328,700.89)
7/10/2014	12,000,000.00	3/6/2015	3,655,622.36	1/26/2016	(1,932,942.59)
7/11/2014	3,000,000.00	3/6/2015	33,199.40	2/1/2016	(184,441.09)
7/17/2014	22,000,000.00	3/9/2015	8,773,776.20	2/5/2016	(2,593,489.60)
7/18/2014	8,000,000.00	3/9/2015	79,395.99	2/16/2016	(354,126.88)
7/21/2014	5,000,000.00	3/20/2015	3,655,622.35	2/16/2016	(3,446,075.89)
7/29/2014	5,000,000.00	3/20/2015	33,199.40
7/30/2014	10,000,000.00	3/26/2015	7,305,797.77

RMBS

CVRMF

Trade Date	CUSIP	Type of Transaction
9/2/2015	126685CS3	Purchase
9/22/2015	07401WAA7	Purchase
9/22/2015	07401WBA6	Purchase

Canyon Capital (includes transactions of CVRMF)

Trade Date	CUSIP	Type of Transaction	Trade Date	CUSIP	Type of Transaction	Trade Date	CUSIP	Type of Transaction
7/1/2014	126685CZ7	Purchase	5/13/2015	45257VAD8	Sale	9/2/2015	12666TAD8	Purchase
7/1/2014	126685CZ7	Purchase	5/13/2015	45257VAD8	Sale	9/2/2015	12666TAD8	Purchase
10/20/2014	41161PTM5	Purchase	5/13/2015	52524VAT6	Sale	9/2/2015	12666TAD8	Purchase
10/20/2014	41161PTM5	Purchase	5/13/2015	785813AA4	Sale	9/2/2015	12666TAD8	Sale
10/21/2014	12668RAC2	Sale	5/20/2015	12666TAD8	Sale	9/2/2015	525221EQ6	Sale
10/21/2014	126685CS3	Sale	5/20/2015	12666TAD8	Sale	9/2/2015	525221EQ6	Purchase
10/21/2014	12666TAD8	Sale	6/25/2015	45257VAD8	Purchase	9/2/2015	525221EQ6	Purchase
10/21/2014	12666TAD8	Sale	9/2/2015	126685CS3	Purchase	9/2/2015	52524VAT6	Sale
10/21/2014	52524VAT6	Sale	9/2/2015	126685CS3	Purchase	9/2/2015	52524VAT6	Purchase
3/11/2015	12666TAD8	Sale	9/2/2015	126685CS3	Purchase	9/2/2015	52524VAT6	Purchase
5/13/2015	126685CS3	Sale	9/2/2015	126685CS3	Purchase	9/8/2015	52524VAT6	Purchase
5/13/2015	126685CS3	Sale	9/2/2015	126685CS3	Purchase	9/22/2015	07401WAA7	Purchase
5/13/2015	126685DJ2	Sale	9/2/2015	126685CS3	Purchase	9/22/2015	07401WAA7	Purchase
5/13/2015	126685DJ2	Sale	9/2/2015	126685CS3	Sale	9/22/2015	07401WBA6	Purchase
5/13/2015	126685CZ7	Sale	9/2/2015	126685DJ2	Sale	9/22/2015	07401WBA6	Purchase

5.1% Junior Surplus Notes

Canyon Capital

Trade Date	Face Value Acquired (Sold)
8/15/2014	6,000,000.00
8/18/2014	(6,000,000.00)

Annex I	19

IMPORTANT

Tell your Board what you think! YOUR VOTE IS VERY IMPORTANT, no matter how many or how few shares you own. Please give us your proxy “FOR” Mr. Arnold and the Company’s candidates for election at the Annual Meeting other than Jeffrey S. Stein and “AGAINST” the Company’s proposal to approve compensation of the Company’s named executive officers by taking three steps:

● SIGNING the enclosed GOLD proxy card,

● DATING the enclosed GOLD proxy card, and

●	MAILING the enclosed GOLD proxy card TODAY in the envelope provided (no postage is required if mailed in the United States).

If any of your shares are held in the name of a broker, bank, bank nominee, or other institution, only it can vote your shares and only upon receipt of your specific instructions. Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet. You may also vote by signing, dating and returning the enclosed GOLD proxy card in the postage-paid envelope provided, and to ensure that your shares are voted, you should also contact the person responsible for your account and give instructions for a GOLD proxy card to be issued representing your shares.

After signing the enclosed GOLD proxy card, DO NOT SIGN OR RETURN AMBAC’S WHITE PROXY CARD UNLESS YOU INTEND TO CHANGE YOUR VOTE, because only your latest dated proxy card will be counted.

If you have previously signed and returned a white proxy card to Ambac, you have every right to change your vote. Only your latest dated proxy card will count. You may revoke any proxy card already sent to Ambac by signing, dating and mailing the enclosed GOLD proxy card in the postage-paid envelope provided or by voting by telephone or Internet. Any proxy may be revoked at any time prior to the Annual Meeting by delivering a written notice of revocation or a later dated proxy for the Annual Meeting to the Company or Okapi or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not in and of itself constitute a revocation.

If you have any questions concerning this proxy statement, would like to request additional copies of this proxy statement, or need help voting your shares, please contact our proxy solicitor:

1212 Avenue of the Americas, 24th Floor
New York, N.Y. 10036
(212) 297-0720
Stockholders Call Toll-Free at: (877) 285-5990

E-mail: info@okapipartners.com

[Form of Gold Proxy Card]

Ambac Financial Group, Inc.

Proxy Card for 2016 Annual Meeting of Stockholders

Scheduled for May 18, 2016 (the “Annual Meeting”):

THIS PROXY SOLICITATION IS BEING MADE BY CANYON CAPITAL ADVISORS LLC AND CERTAIN OF ITS AFFILIATES (COLLECTIVELY, “CANYON”, “WE”, “OUR” OR “US”) AND FREDERICK ARNOLD (“MR. ARNOLD”)

THE BOARD OF DIRECTORS OF AMBAC FINANCIAL GROUP, INC. IS NOT SOLICITING THIS PROXY

The undersigned appoints Bruce Goldfarb, Eleazer Klein, Jonathan Heller and Jonathan Kaplan, and each of them, attorneys and agents with full power of substitution to vote all shares of Common Stock of Ambac Financial Group, Inc., a Delaware corporation (the “Company”), that the undersigned would be entitled to vote at the Annual Meeting of stockholders of the Company scheduled to be held on Wednesday, May 18, 2016 at 11:00 A.M., Eastern Time, at Ambac Financial Group, Inc., One State Street Plaza, 16th Floor, New York, New York 10004, including at any adjournments or postponements thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the instructions indicated herein, with discretionary authority as to any and all other matters that may properly come before the meeting or any adjournment, postponement, or substitution thereof that are unknown to Canyon a reasonable time before this solicitation.

The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to said shares, and hereby ratifies and confirms all action the herein named attorneys and proxies, their substitutes, or any of them may lawfully take by virtue hereof. This proxy will be valid until the sooner of one year from the date indicated on the reverse side and the completion of the Annual Meeting (including any adjournments or postponements thereof).

If this proxy is signed and returned, it will be voted in accordance with your instructions. If you do not specify how the proxy should be voted, this proxy will be voted “FOR” Mr. Arnold and the Company’s candidates for election at the Annual Meeting other than Jeffrey S. Stein, “AGAINST” Proposal 2, and “FOR” Proposal 3. The names, backgrounds and qualifications of the Company’s nominees, and other information about them, can be found in the Company’s Proxy Statement. There is no guarantee that the Company’s nominees will agree to serve with Mr. Arnold if he is elected. None of the matters currently intended to be acted upon pursuant to this proxy are conditioned on the approval of other matters.

– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

INSTRUCTIONS: VOTING RECOMMENDATIONS ARE INDICATED BY HIGHLIGHTED TEXT OVER THE BOXES (FILL IN VOTING BOXES “©“ IN BLACK OR BLUE INK)

We recommend that you vote “FOR” Frederick Arnold and the Company’s candidates other than	We recommend that you vote “FOR” Proposal 3:
Jeffrey S. Stein below:	FOR	AGAINST	ABSTAIN
Proposal 1 – Election at the Annual Meeting of Frederick Arnold and the Company’s candidates other than Jeffrey S. Stein to serve as directors.	Proposal 3 – Company proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year	☐	☐	☐
Nominee:	FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT	ending December 31, 2016.
Frederick Arnold	☐	☐	☐	IN ORDER FOR YOUR PROXY TO BE VALID, IT MUST BE DATED.
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “For All Except” box above and write the name of the nominee(s) from which you wish to withhold in the space provided below.)
Signature (Capacity)	Date

Signature (Joint Owner) (Capacity/Title)	Date

We recommend that you vote “AGAINST” Proposal 2:

NOTE: Please sign exactly as your name(s) appear(s) on stock certificates or on the label affixed hereto. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners must each sign personally. ALL HOLDERS MUST SIGN. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer and give full title as such.

PLEASE SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN  ENVELOPE THAT IS POSTAGE PREPAID IF  MAILED IN THE UNITED STATES

Proposal 2 – Company proposal to approve, on a non-binding advisory basis, the compensation of its named executive officers.	FOR ☐	AGAINST ☐	ABSTAIN ☐